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                                                                    Exhibit 4(g)


                                                    [BACOU USA, INC. LETTERHEAD]




October 24, 1997



Walter Stepan
215 Old River Road
Lincoln, RI 02865

Re: First Amendment to Employment Agreement

Dear Walter:

Reference is made to that certain Employment Agreement between the Corporation and you dated January 1, 1996 (the "Employment Agreement"). Once agreed and accepted by you in the space provided below, Section 6(b) of the Employment Agreement shall be amended to read as follows, effective for 1997 and future years:

     "In addition to the Base Salary, the Employee shall be entitled to receive an annual incentive compensation payment ("Incentive Compensation") in an amount calculated as follows:

     2.75% of Adjusted EBIT up to $10,000,000
     3.25% of Adjusted EBIT over $10,000,000, up to $20,000,000
     3.75% of Adjusted EBIT over $20,000,000, up to $30,000,000
     4.25% of Adjusted EBIT over $30,000,000

     "For purposes of this Agreement, Adjusted EBIT shall mean Bacou's earnings before interest and taxes, as reported in its consolidated financial statements for the calendar year for which the computation is made, increased to eliminate the effects of the following: (i) any accrual for the Employee's Incentive Compensation; (ii) amortization expense; and (iii) any non-recurring charges (including but not limited to the non-recurring effects of purchase accounting treatment of acquisitions such as inventory step-ups and purchased research and development).

     "Incentive Compensation shall be paid by Bacou for any year by the earlier of ninety (90) days following the last day of such year or ten (10) days after the amount of such Incentive Compensation has been calculated."







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Walter Stepan
October 24, 1997
Page 2



All other terms of the Employment Agreement shall remain unchanged and, subject to the amendment contained herein, the Employment Agreement shall remain in full force and effect.

                                        Very truly yours,

                                        /s/ Philippe Bacou
                                        -------------------------
                                        Philippe Bacou, Chairman



Agreed and Accepted:

/s/ Walter Stepan
-------------------------
Walter Stepan